SMART-TEK COMMENCES WORK ON THE $300,000 YALETOWN PARK PROJECT

CORTE MADERA, Calif.--(PRIMEZONE)—September 29, 2006--Smart-tek Solutions, Inc. (OTCBB:STTK) announced today that its operating subsidiary Smart-tek Communications Inc. (“SCI”), has  commenced work on the security, access control and enterphone systems contract for the Yaletown Park project.  The value of the contract is in excess of $300,000.00.

The YALETOWN PARK project consists of 3, thirty storey high-rise buildings consisting of 735 units. The $200 million project is one of Vancouver’s largest residential projects currently underway in the downtown core.

“We are very pleased and excited to have begun our work on this fantastic project,” said. Perry Law, President of SCI.  “We have built our reputation of providing quality service and completing our work on time and on budget.  We are looking forward to demonstrate this once again.”

SCI is supplying and installing the integrated proximity access control, elevator access control, intercom and digital CCTV system to the Yaletown Park project.

The project is owned and developed by Yaletown Park Condominium Properties Ltd., a major International Developer with a significant presence in North America whose principals have developed many significant projects including Electric Avenue, The Canadian, Wall Centre suites and The Sheraton Wall Centre.

Complete details of the Yaletown Park project can be viewed at http://www.yaletownpark.com

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector and poultry monitoring with its RTAC-PM bird flu containment system, providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communications (“SCI”) is a market leader in providing surveillance technology solutions for the monitoring and containment of the H5N1 virus with the recent introduction of its RTAC-PM system.  This scaleable system has been designed to help countries contain the deadly avian flu virus currently threatening the world.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

More information on Smart-tek Solutions’ RTAC-PM bird flu containment system can be found at www.smart-teksolutions.com/rfid.html.

More information on Smart-tek Solutions can be found at www.smart-teksolutions.com.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended March 31, 2006 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711